EXHIBIT 3.2

CERTIFICATE OF AMENDMENT OF THE AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF ASCENDIA BRANDS, INC.

Ascendia Brands, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify that:

FIRST: The name of the Corporation is Ascendia Brands, Inc.

SECOND: The Corporation’s original Certificate of Incorporation was filed with the office of the Secretary of State of the State of Delaware on April 19, 1988.

THIRD: The Amended and Restated Certificate of Incorporation of the Corporation was amended on October 24, 2007.

FOURTH: The Amended and Restated Certificate of Incorporation of the Corporation is hereby further amended as follows:

(a)   the first paragraph of Article IV is deleted in its entirety and replaced with the following:

“The total number of shares of stock that the Corporation shall have the authority to issue is Three Billion (3,000,000,000) shares of Common Stock with a par value of $.001 per share and One Million (1,000,000) shares of Preferred Stock with a par value of $.001 per share. Series of Preferred Stock may be created and issued from time to time, with such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the creation and issuance of such series of Preferred Stock as adopted by the Board of Directors pursuant to the authority in this paragraph given. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the outstanding voting securities of the Corporation entitled to vote thereon irrespective of Section 242(b)(2) of the Delaware General Corporation Law.”

FIFTH: The foregoing amendments to the Amended and Restated Certificate of Incorporation of the Corporation were duly adopted in accordance with the provisions of Sections 228 (by written consent of the stockholders of the Corporation) and 242 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed and acknowledged by its duly authorized officer as of this 15th day of January, 2008.

ASCENDIA BRANDS, INC.

By:  /s/ Steven R. Scheyer

Name: Steven R. Scheyer

Title: President and Chief Executive Officer